Exhibit 99.2
                            AMERIVEST PROPERTIES INC.

                           DIVIDEND REINVESTMENT PLAN

                                [AMERIVEST LOGO]

THE PLAN

We are pleased to bring a new service to our shareholders. The Dividend Reinvestment Plan (the "Plan") is a convenient and economical way for you to increase your investment in AmeriVest Properties Inc. by reinvesting your quarterly dividends in additional shares of AmeriVest Common Stock.

DIVIDEND REINVESTMENT PLAN (DRIP)

If you choose, all or a portion of your cash dividends can be automatically reinvested in additional shares of common stock. Your account will be credited with the number of full and fractional shares purchased with your dividends at a discount to market price. All full and fractional shares in your account will earn future dividends, further increasing your shareholdings.

ADVANTAGES

     Save Time

     Once you complete the short Enrollment Authorization Form, transactions will be handled automatically until you request a further change.

     Save Money

     You will not pay a service charge on these purchases and, in addition, you will purchase stock at a discount to the market price. You will continue to receive dividends on shares held in the Plan account.

FREE SERVICES

     Safekeeping

     UMB Bank, n.a. will provide for the safekeeping of shares credited to the account. Certificates for other shares of AmeriVest stock registered in the participant's name can also be held for safekeeping at no charge.

     Record Keeping

     The Plan Administrator will send you an account statement following each investment showing your account activity and the balance of shares in your Plan account. Your statement will include a detachable form to be used to give the Plan Administrator notice of a change of address, to provide instructions for the sale or withdrawal of shares, or to terminate your participation in the Plan.

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WHO IS ELIGIBLE FOR PARTICIPATION?

All AmeriVest common shareholders of record, brokers, banks, or other nominees on behalf of beneficial owners, and interested new investors not currently shareholders of AmeriVest may participate in the Plan. Participation is completely voluntary and participants may terminate participation in the Plan at any time.

ENROLLING IS EASY

Record Owners

You are a record owner if a stock certificate is issued in your name. You may join the Plan by completing and signing an Enrollment Authorization Form and returning it to the Plan Administrator or by calling the Plan Administrator toll free at (800) 884-4225.

Beneficial Owners

You are a beneficial owner if a stock certificate has been issued to a bank, broker or other nominee on your behalf. You must contact the bank, broker or other nominee to arrange for participation on your behalf. Alternatively, you may request for the shares held on your behalf to be registered to you as a record owner and follow the instructions shown above.

IF YOU HAVE ANY QUESTIONS, CALL THE PLAN ADMINISTRATOR TOLL FREE AT (800)
884-4225

CAN YOU SELL SHARES HELD OR TERMINATE PARTICIPATION?

You may terminate participation at any time in the Plan, and you may sell some or all of the stock held in your Plan account, either through your broker, or through the Plan Administrator. All expenses of the sale of your stock are your responsibility. AmeriVest does not pay any expenses relating to the termination or sale of your stock. Contact the Plan Administrator for instructions on the sale of stock.

CONTACT

For further information about the Plan, including a Prospectus, contact the Plan Administrator at:

                          UMB Bank, n.a.
                          Securities Transfer Division
                          P.O. Box 410064
                          Kansas City, Missouri 64141-0064

For information about AmeriVest Properties Inc., contact:

                          AmeriVest Properties,Inc.
                          Investor Relations
                          1800 Glenarm Place, Suite 500
                          Denver, Colorado 80202
                          (303) 297-1800
                          info@amvproperties.com

PARTICIPANTS SHOULD OBTAIN AND CAREFULLY REVIEW THE PLAN PROSPECTUS AVAILABLE FROM THE PLAN ADMINISTRATOR PRIOR TO ENROLLING.


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